EXHIBIT 8.1

                                Dewey Ballantine
                           1301 Avenue of the Americas
                            New York, New York 10019


                                   September 13, 1996


Accredited Home Lenders, Inc.
15030 Avenue of Science, Suite 100
San Diego, California 92128


          Re:  Accredited Home Lenders, Inc.
               Mortgage Loan Asset-Backed Securities
               -------------------------------------

Gentlemen:

          We have acted as counsel to Accredited Home Lenders, Inc. (the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of $500,000,000 Mortgage Loan Asset-Backed Securities ("Securities") which the Registrant plans to offer in series.

          We hereby confirm our opinion with respect to the Federal income tax characterization of the Investor Certificates and the Federal income tax treatment of the issuance of such Investor Certificates set forth under the caption "Federal Income Tax Considerations" subject to the limitations expressed therein. Moreover, it is our opinion that, subject to the limitations expressed therein, the discussion of certain Federal tax matters within the Prospectus is an accurate description of the material tax aspects of owning (including the purchase and sale of) Certificates or Notes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion within the Prospectus. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations therewith, or that this consent is required by Section 7 of the Act.

                         Very truly yours,

                         DEWEY BALLANTINE